Exhibit 10.1
[Global Industries, Ltd. Letterhead]
November 16, 2005
Mr. Peter Atkinson
11490 Westheimer, Suite 400
Houston, Texas 77077
Dear Peter:
     Global Industries, Ltd. (the “Company”) is pleased to offer you the additional position of Chief Financial Officer. In order to induce you to accept the additional responsibilities with the Company, this letter agreement (this “Agreement”) sets forth certain benefits that the Company agrees will be provided to you.
     Nothing herein shall be construed to prevent either you or the Company from terminating your employment at any time, for Cause (as defined below) or otherwise, subject only to the specific payment and other provisions hereinafter provided for under certain circumstances.
     1. EMPLOYMENT. This confirms that you have advised the Company that, in consideration of, among other things, the Company’s entering into this Agreement with you, you have agreed to take on the additional title and responsibilities of Chief Financial Officer of the Company and it is your present intention to remain in the employ of the Company. You will now hold the positions of President and Chief Financial Officer. This Agreement shall commence on the date hereof and shall continue until December 31, 2006; provided, however, that commencing on December 31, 2006 and each December 31st thereafter, the term of this Agreement shall be extended automatically for one year unless at least 30 days prior to such December 31st date, the Company shall have given written notice to you that it does not wish to extend this Agreement beyond the then applicable expiration date.
     2. DEFINITIONS. For purposes of this Agreement, the following terms have the meaning set forth below:
     “Cause” shall mean termination due to an act or acts of dishonesty on your part against the Company, willful misconduct or gross negligence in the performance of your duties, a material breach of any corporate policy, a code of conduct or similar requirements adopted by the Board of Directors of the Company and applicable to some or all of the Company’s executive officers, or your conviction of a felony or any misdemeanor involving moral turpitude.
     “Date of Termination” shall mean the date on which your employment relationship with the Company ends and shall be (a) if this Agreement is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period); (b) if your employment is terminated for Cause, the date on which a Notice of Termination is given; (c) if your employment is terminated by you for Good Reason, the date specified in the Notice of

Termination; and (d) if your employment is terminated for any other reason, fifteen (15) calendar days following the date on which a Notice of Termination is given.
     “Good Reason” shall mean:
     (a) the material diminution of the nature or scope of your duties, authorities, powers, functions or responsibilities with the Company from those applicable to you immediately after the effective date of this Agreement, or a material adverse change in your reporting responsibilities, titles or offices as in effect immediately after the effective date of this Agreement (such offices being President and Chief Financial Officer), or any removal of you from or any failure to re-elect you to any of such positions, except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your Good Reason and except that any such actions taken in connection with and necessitated by the selection and hiring of a new Chief Executive Officer or Chief Financial Officer after the date of this Agreement shall not constitute “Good Reason” under this clause (a);
     (b) a reduction by the Company in your base salary for any calendar year below $375,000 except in connection with and in a percentage not exceeding any salary reduction imposed on executive officers of the Company generally or the failure by the Company to increase your base salary each year by an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all officers of the Company for the year;
     (c) a failure by the Company to continue you as a participant on at least the same basis as your current participation in any benefit or compensation plan, including any bonus or incentive compensation plan or policy, retirement plans, life insurance, health, accident or disability plans substantially on the basis you are participating on the effective date of this Agreement unless such action is taken with respect to executive officers of the Company generally or is required by law;
     (d) if the Company requires you to change your principal place of employment by more than 50 miles from its current location in Houston, Texas; or
     (e) the failure of the Company to obtain an assumption of this Agreement by any successor as contemplated in paragraph 4 hereof; or
     “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provisions so indicated. With respect to termination by you for Good Reason, the Notice of Termination shall state in detail the basis for your determination that you have Good Reason.
     “Retirement” shall mean termination of your employment with your consent in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your consent with respect to you.
     “Disability” shall mean that, as a result of your incapacity due to physical or mental illness, you shall have been absent from you duties with the Company or its subsidiary on a full-

time basis for a period of at least one year and within thirty (30) days after Notice of Termination is given to you by the Company, you shall not have returned to the full-time performance of your duties.
     3. COMPENSATION UPON TERMINATION OR DURING DISABILITY.
     If your employment by the Company or any subsidiary or successor thereto shall be terminated, then the Company will, as additional compensation for services rendered to the Company (including its subsidiaries) and as consideration for the non-competition agreement contained in Section 5, pay to you the following amounts (subject to any applicable payroll or other taxes required to be withheld and employee benefit premiums):
     (a) During any period that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary and incentive compensation at the rate then in effect until your employment is terminated due to Disability. Thereafter, your benefits shall be determined in accordance with the Company’s long-term disability plan, or a substitute plan then in effect. In the event of a termination due to physical or mental illness, there shall be no acceleration under this Agreement of any outstanding stock options, restricted stock or performance awards or other awards held by you.
     (b) If your employment shall be terminated by the Company for Cause or you shall terminate your employment other than for Good Reason, the Company shall pay, to the extent not previously paid, (i) your base salary and auto allowance at the rate then in effect through the Date of Termination, plus (ii) a cash payment for the cumulative number of paid time off (“PTO”) days earned since your employment with the Company, but not previously taken or paid for, at a rate per day equal to your then daily base salary and the Company shall have no further obligations to you under this Agreement or otherwise. In the event of any termination for Cause, there shall be no acceleration under this Agreement of any outstanding stock options, restricted stock awards, performance awards or any other awards or grants held by you under any plan or arrangement.
     (c) If the Company shall terminate your employment other than due to death, Disability, Retirement or for Cause or if you shall terminate your employment for Good Reason, then the Company shall pay to you in a lump sum, as soon as administratively practical but in no event later than the 30th business day following the Date of Termination, the following amounts:
     (i) (A) your base salary plus auto allowance, to the extent not previously paid, through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus (B) an amount equal to the incentive compensation received by you under the Management Incentive Plan in the plan year immediately prior to the calendar year which includes the Date of Termination times a fraction, the numerator of which is the number of days elapsed in the calendar year to and including the Date of Termination and the denominator of which is 365, plus (C) any incentive compensation under the Management Incentive Plan for the plan year immediately prior to the calendar year that included the Date of Termination to the extent such amount is earned (by the plan year having ended) but has not previously been paid, plus (D) a cash payment for the cumulative number of PTO days earned since your employment by the Company, but not previously taken or paid for, at a rate per day equal to your then daily base salary;
     (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, an amount equal to (A) 1.00 times (B) your annual salary plus annual auto allowance for the calendar year in which the Notice of Termination occurs plus an amount equal to the incentive compensation received by you under the Management Incentive Plan in the plan year immediately prior to the calendar year in which the Date of Termination occurs; and
     (iii) the Board of Directors of the Company, in its sole discretion, shall consider whether to permit: (1) any stock options held by you to be accelerated and immediately exercisable; and (2) unrestricted ownership of any restricted shares (excluding performance-based shares) granted to you under a Company restricted stock, option or incentive plan the lapse of forfeiture restrictions is based solely on the passage of time to vest in you, as of the date of the Notice of Termination. All other terms provided for in the option agreements and restricted stock agreements shall remain in effect and be unchanged.
     (d) Unless you are terminated by the Company as a result of death, Retirement, Disability or for Cause or you terminate your employment without Good Reason, the Company shall pay 50% of your Execucare COBRA Health premiums for a period of eighteen (18) months from the Date of Termination, provided, however, that such coverage shall terminate if and to the extent that you become eligible to receive medical, dental or life insurance coverage from a subsequent employer (and any such eligibility shall be promptly reported by you to the Company). Such health coverage shall also apply to your dependents (including your spouse) who were covered under such benefits immediately prior to your termination.
     (e) All payments under this Agreement will be subject to Internal Revenue Service regulations and the Company may withhold from amounts payable under this Agreement such federal, state and local taxes as shall be required to be withheld pursuant to any applicable laws or regulations and all other normal employee deductions made with respect to Company employees generally.
     (f) If you are a party to an employment agreement or severance agreement with the Company (including that certain agreement between you and the Company dated April 1, 2002), in the event of any termination of your employment to which this Agreement would apply by its terms, you shall have all of the benefits provided under either this Agreement or such other agreement, whichever one (in its entirety) you choose, but not under both agreements, and when you have elected which agreement shall apply, the other agreement shall be superseded in its entirety and shall be of no further force or effect, and neither party shall have any obligation to the other thereunder.
     4. SUCCESSORS, BINDING AGREEMENT. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment after a change in control of the Company for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designee, to your estate.
     5. NON-COMPETE. Further in consideration of any payments made under Section 3(c) hereof, you agree that for a period of one year from the Date of Termination you will not engage in or become associated with any Competitor with material operations in the geographic areas or markets in which you were working with the Company at anytime within six months prior to the Date of Termination. If you breach the provisions of this Section 5, you acknowledge and agree that the Company’s remedy at law for any breach of your obligations under this Section 5 would be inadequate and you agree and consent that temporary or permanent injunctive relief may be brought to enforce this Section 5 without necessity of proof of actual damage or at the Company’s option you shall forfeit all sums paid pursuant to this Agreement and you agree to pay an amount equal to the amount previously paid to you pursuant to this Agreement to the Company within ten days of such breach. For purposes of this Section 5: (i) “Competitor” means any business or endeavor pursuing for profit business activities similar to or competitive with the business conducted by the Company including by way of example and not limitation Horizon Offshore, McDermott International, Cal Dive International, and Stolt Comex Seaway, and Willbros Group (ii) you shall be considered to have “become associated with” a Competitor if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, stockholder, financial backer, agent, partner, lender or in any other individual or representative capacity with any Competitor, except that you may make and retain investments in not more than 5% of the equity of a Competitor if such equity is listed on a national securities exchange or regularly traded in the over-the-counter market. Should this provision be unenforceable in any jurisdiction because it is too broad, as to time, geographic area or otherwise, this provision shall be deemed modified to the extent necessary to be enforceable in such jurisdiction.
     6. NOTICE. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by you and the Company’s Chief Executive Officer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Except for the agreement referenced in Section 3(g), this Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas. The obligation to pay amounts under this Agreement is an unfunded obligation of the Company (including its subsidiaries), and no such obligation shall create a trust or be deemed to be secured by any pledge or encumbrance on any property of the Company (including its subsidiaries).
     This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof restrict the right of the Company (or its subsidiaries) to discharge you at will.
     8. VALIDITY. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
     9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     10. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect; provided that all arbitration expenses shall be borne by the non-prevailing party. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.
     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely, Global Industries, Ltd.
By:	/s/ William J. Dore’
Name:
Title:

AGREED TO THIS 15th DAY OF NOVEMBER, 2005

/s/ Peter Atkinson

Peter Atkinson